Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 19, 2021, relating to the financial statements of The Bountiful Company (formerly known as, “Clover Acquisition Holdings, Inc.”). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Jericho, New York

April 12, 2021